UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2013

ActiveCare, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53570 (Commission File Number)	87-0578125 (IRS Employer Identification No.)

1365 West Business Park Drive, Orem, Utah 84058
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (877) 219-6050

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                      Unregistered Sales of Equity Securities.

Exchange Transaction

On December 16, 2013, ActiveCare, Inc. (“Registrant”) closed an exchange transaction pursuant to the terms of which the Registrant exchanged notes payable to two third-party lenders for a total of 857 shares of the Registrant’s newly authorized and previously unissued Series F Variable Rate Convertible Preferred Stock or “Series F Preferred”.  This transaction satisfied 100% of the unpaid principal and interest owing by the Registrant on the lenders’ promissory notes due August 2014, totaling $573,868.  The “subscription amount” of the transaction was deemed to be $765,1158, producing, after factoring in an original issue discount, a “stated value” for the Series F Preferred shares issued in the exchange of $856,977.   The shares were issued at $1,000 of stated value for each share issued, or 857 shares.

All shares of Series F Preferred are convertible into shares of common stock of the Registrant at $1.00 (the initial conversion price), based upon the stated value of the preferred shares issued.  The conversion price may be adjusted for a variety of future circumstances as stated in the Certificate of Designations of Preferences, Rights and Limitations of Series F Variable Rate Convertible Preferred Stock filed previously with the Secretary of State of Delaware.

The lenders were also issued common stock purchase warrants to purchase up to a total of 856,977 shares of the Registrant’s common stock at an exercise price of $1.10 per share, subject to adjustment, which warrants are exercisable for five years. By their terms, the warrants may also be exercised by a cashless exercise option after 6 months, provided the common stock issuable upon exercise of the warrants has not been not registered under the Securities Act of 1933, as amended, or “Securities Act”. The Registrant is not obligated to register such shares of common stock.

In a side agreement between the lenders and James Dalton, a principal stockholder and former officer and director of the Registrant (“Dalton”), lenders may put the shares of Series F Preferred acquired by them in the exchange and require Dalton to purchase such shares, for the put purchase price of $1,000 per share, plus any accrued and unpaid interest at any time commencing on the earlier of August 2, 2014, or the occurrence of an event of default as defined in the put agreements.

Securities Purchase Agreement Transaction

On December 16, 2013, the Registrant entered into certain securities purchase agreements with Hillair Capital Investments L.P. and other investors, including the lenders discussed above (collectively, the “Investors”) for the purchase and sale of a total of 3,248 authorized and previously unissued shares of Series F Preferred for cash totaling $2,900,000.  The Series F Preferred was issued at an original issue discount.  The stated value of the shares sold in these transactions was $1,000 per share, or a total stated value of $3,248,000.

Also as part of this transaction, two consultants to the Registrant invested an additional $220,000 under subscription agreements for the purchase of a total of 247 shares of Series F Preferred with a stated value of $1,000 per share, or $247,000.  The stated value of all shares of Series F Preferred issued to the Investors (including the consultants) was $3,495,000.

The Investors (including the consultants) received warrants to purchase up to a total of 3,495,000 shares of the Registrant’s common stock at an exercise price of $1.10 per share, subject to adjustment, which warrants are exercisable for five years.  As with the warrants granted to the lenders in the exchange transaction discussed above, the exercise price of the warrants is subject to adjustment in the event of future circumstances.

Total fees paid as commissions in connection with the transaction were approximately 7% of the total cash received (no commissions were paid in connection with the exchange of shares for debt described above).  These fees (totaling $220,000) were applied to the purchase of shares of the Series F Preferred by the consultants.

Included with this Current Report as exhbits are the following documents: Certificate of Designations of Preferences, Rights and Limitations of Series F Variable Rate Convertible Preferred Stock, Form of Securities Purchase Agreement, dated December 16, 2013, Form of Warrant to Purchase Common Stock, and Form of Exchange Agreement.

The lenders and the Investors acquiring shares of Series F Preferred in the exchange transaction and pursuant to the stock purchase agreements described herein are accredited investors as defined by Rule 501(a) under the Securities Act.  The transactions were undertaken without regstration under the Securities Act in reliance upon exemptions from registration available to the Registrant under the regulations promulgated pursuant to the Securities Act, including the exemption for offers of securities solely to accredited investors under Section 4(a)(2) of the Securities Act and related rules and regulations of the Securities and Exchange Commission promulgated thereunder.  No general solicitation was made by the Registrant in connection with the offer and sale of the securities in the exchange transaction or pursuant to the stock purchase agreements.

Item 9.01                      Financial Statements and Exhibits

(d)	Exhibits

3.1	Certificate of Designations of Preferences, Rights and Limitations of Series F Variable Rate Convertible Preferred Stock

10.1	Form of Securities Purchase Agreement, dated December 16, 2013

10.2	Form of Warrant to Purchase Common Stock

10.3	Form of Exchange Agreement

99	Press Release dated December 17, 2013, announcing the transactions described in this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActiveCare, Inc.

By:	/s/ Michael G. Acton
Michael G. Acton Chief Financial Officer

Date: December 17, 2013